Exhibit 4.3

CITY OFFICE REIT, INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

DESCRIPTION OF STOCK

The following is a summary of the rights and preferences of our common stock and preferred stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our charter and bylaws and applicable provisions of the Maryland General Corporation Law (“MGCL”). While we believe the following summary covers the material terms of our common stock and preferred stock, the description may not include all of the information that is important to you. We encourage you to read carefully our charter and bylaws and the applicable provisions of the MGCL for a more complete understanding of our common stock and preferred stock. Each of our charter and bylaws is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

General

City Office REIT, Inc. (referred to herein as “we”, “us”, “our” or “our company”) is an internally-managed corporation organized in the state of Maryland on November 26, 2013. Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share, of which 5,600,000 shares have been classified and designated as 6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock.

Under the Maryland General Corporation Law (the “MGCL”), stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as, and when authorized by our board of directors, out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a majority of all of the votes cast in the election of directors, on a per director basis; provided, however, that in a contested election (i.e., where the number of nominees exceeds the number of directors to be elected at such meeting), the directors will be elected by a plurality of the votes cast in person or by proxy at a meeting at which a quorum is present.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any securities of our company. The common stock we may offer from time to time under this prospectus, when issued in exchange for the consideration therefor, will be duly authorized, fully paid and nonassessable. Our charter provides that holders of our common stock generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director (and such removal must be for cause) and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets to the operating partnership or other subsidiary without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series.

Preferred Stock

Our board of directors may authorize the issuance of preferred stock in one or more classes or series and may classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock into one or more classes or series (including additional shares of Series A Preferred Stock) and determine, with respect to any such class or series, the rights, preferences, privileges and restrictions of the preferred stock of that class or series, including:

•	distribution rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemptions; and

•	liquidation preferences.

The preferred stock we may offer from time to time under this prospectus, when issued in exchange for the consideration therefor, will be duly authorized, fully paid and nonassessable, and holders of preferred stock will not have any preemptive rights.

The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. In addition, any preferred stock that we issue could rank senior to our common stock with respect to the rights upon liquidation and the payment of distributions, in which case we could not pay any distributions on our common stock until full distributions have been paid with respect to such preferred stock.

The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of each class or series of preferred stock will be set forth in articles supplementary to our charter relating to the class or series. We will describe the specific terms of the particular series of preferred stock in the prospectus supplement relating to that series, which terms may include:

•	the designation and par value of the preferred stock;

•	the voting rights, if any, of the preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share of preferred stock and the offering price of the preferred stock;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred stock will cumulate;

•	the procedures for any auction and remarketing for the preferred stock, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for, and any restriction on, redemption, if applicable, of the preferred stock;

•	the provision for, and any restriction on, repurchase, if applicable, of the preferred stock;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the preferred stock may be modified, if applicable;

•	the relative ranking and preferences of the preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

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any limitation on issuance of any other series of preferred stock, including any series of preferred stock ranking senior to or on parity with the series of preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred stock on any securities exchange;

•	if appropriate, a discussion of any additional material federal income tax considerations applicable to the preferred stock;

•	information with respect to book-entry procedures, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred stock; and

•	any additional rights, preferences, privileges or restrictions of the preferred stock.

Series A Preferred Stock

The Series A Preferred Stock generally provides for the following rights, preferences and obligations:

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Dividend Rights. The shares of Series A Preferred Stock accrue a cumulative cash dividend at an annual rate of 6.625% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $1.65625 per share per year.

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Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made to holders of any shares of junior stock, including our common stock.

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Redemption Provisions. The shares of Series A Preferred Stock are not redeemable prior to October 4, 2021, except in certain limited circumstances. On and after October 4, 2021, the shares of Series A Preferred Stock may be redeemed for cash at our option, in whole or in part, at any time and from time to time upon not less than 30 days’ nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption, except in certain limited circumstances. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

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Voting Rights. Holders of Series A Preferred Stock generally have no voting rights. Whenever dividends on the Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the board of directors shall be increased by two, if not already increased by reason of similar types of provisions with respect to another series of Parity Stock (as defined below), and the holders of Series A Preferred Stock (voting together as a single class with the holders of all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation (“Parity Stock”), upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two directors, if not already elected by the holders of Parity Stock by reason of similar types of provisions with respect to preferred stock directors, at a special meeting of the stockholders called by the holders of record of at least 33% of the Series A Preferred Stock or the holders of 33% of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accrued on such shares of Series A Preferred Stock for the past dividend periods shall have been paid in full. In addition, the issuance of shares of senior stock or certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of Series A Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting separately as a single class.

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Conversion and Preemptive Rights. Except in connection with certain changes in control of our company, shares of Series A Preferred Stock are not convertible or exchangeable for any of our other securities or property. Holders of our Series A Preferred Stock have no preemptive rights to subscribe for any securities of our company.

Our charter provides that the Series A Preferred Stock constitutes capital stock, as defined in our charter, and, as such, is subject to the restrictions on ownership and transfer set forth in our charter and applicable to capital stock, as described below in “Restrictions on Ownership and Transfer”.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of preferred stock we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	supermajority vote and cause requirements for removal of directors;

•

requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•	provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•

the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock or to reclassify our stock;

•	the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•	the restrictions on ownership and transfer of our stock; and

•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or if the business combination is not approved by our board of directors, or if we opted in to any of the other provisions of the Maryland Unsolicited Takeover Act, these provisions of the MGCL could have similar anti-takeover effects.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” includes certain entities such as a supplemental unemployment compensation benefit trust and a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, among others) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Finally, in certain circumstances we could be treated as being related to one or more of our tenants if we own, directly or indirectly, an interest in a tenant that exceeds the limits provided in Section 856(d)(2)(B) of the Code. If such a relationship were deemed to exist, any rents we receive from the related tenant would not be treated as rents from real property and could adversely affect our ability to qualify as a REIT.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other purposes. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of our stock. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually, beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares (whichever is more restrictive) of the outstanding shares of our common stock, or less than 9.8% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually, beneficially or constructively, shares of our stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our stock and in violation of the applicable ownership limit.

Our board of directors may, in its sole and absolute discretion, prospectively or retroactively, waive either or both of the ownership limits with respect to a particular stockholder or establish a different limit on ownership (the “excepted holder limit”) if it determines that:

•

no person’s beneficial or constructive ownership of our stock would result in our being “closely held” within the meaning of
Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•

such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity controlled or owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

As a condition of our waiver, our board of directors may require an opinion of counsel or an Internal Revenue Service, or IRS, ruling satisfactory to our board of directors in its sole and absolute discretion in order to determine or ensure our status as a REIT or such representations and/or undertakings from the person requesting the waiver as our board of directors may require in its sole and absolute discretion to make the determinations above. Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such an exception.

In connection with a waiver of an ownership limit or at any other time, our board of directors may increase or decrease one or both of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to beneficially own more than 49% in value of our outstanding stock or otherwise cause us to fail to qualify as a REIT.

Our charter provisions further prohibit any transfer (as defined therein) that would result in:

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any person beneficially or constructively owning shares of our stock if such ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us, actually or constructively, owning an interest in a tenant that exceeds the limits provided in Section 856(d)(2)(B) of the Code); and

•	shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), subject to the exception described below.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. Our charter provides that the prohibited owner will not benefit economically from ownership of any shares of our stock held in trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. Our charter provides that if the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect and the intended transferee will acquire no rights in the shares. In addition, our charter provides that if any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares, provided that our board of directors may waive this provision if, in its opinion, such a transfer would not adversely affect our ability to qualify as a REIT.

Our charter provides that shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We will reduce the amount payable to the trust by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner. Any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then our charter provides that such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, our charter provides that the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is a beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in good faith in order to determine our status as a REIT and comply with the requirements of any taxing authority or governmental authority or determine such compliance and to ensure compliance with the ownership limits.

Our charter provides that each purchaser of our capital stock that purchases such stock from us or any underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of such stock will be deemed to have represented, warranted and agreed that its purchase and holding of such stock will not constitute or result in (i) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a violation of any applicable other federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders otherwise believe to be in their best interest.

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws is only a summary, and is subject to, and qualified in its entirety by reference to, our charter and bylaws and the applicable provisions of the MGCL. Each of our charter and bylaws is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.